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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 2 )*

                           Silicon Laboratories Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   826919102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 19 pages
                            Exhibit Index on Page 17

CUSIP No.  826919102                                          Page 2 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-A, L.P. ("AV IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        315,688  shares,  except that AV Partners IV, L.P. ("AVP
                        IV"),  the general  partner of AV IV-A, may be deemed to
                        have sole  power to vote  these  shares,  and  Joseph C.
                        Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"),
                        Jeffery  C.  Garvey   ("Garvey)   and  William  P.  Wood
                        ("Wood"),  the general partners of AVP IV, may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               315,688 shares,  except that AVP IV, the general partner
    WITH                of AV IV-A,  may be deemed to have sole power to dispose
                        of these  shares,  and  Aragona,  DeAngelis,  Garvey and
                        Wood,  the general  partners of AVP IV, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      315,688
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 3 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Austin Ventures IV-B, L.P. ("AV IV-B")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        662,312 shares,  except that AVP IV, the general partner
                        of AV IV-B,  may be deemed  to have  sole  power to vote
                        these shares, and Aragona,  DeAngelis,  Garvey and Wood,
                        the  general  partners  of AVP IV, may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               662,312 shares,  except that AVP IV, the general partner
    WITH                of AV IV-B,  may be deemed to have sole power to dispose
                        of these  shares,  and  Aragona,  DeAngelis,  Garvey and
                        Wood,  the general  partners of AVP IV, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      662,312
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 4 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      AV Partners IV, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        989,854  shares,  of which 11,854 are directly  owned by
                        AVP IV,  315,688  are  directly  owned  by AV  IV-A  and
                        662,312  are  directly  owned  by AV IV-B.  AVP IV,  the
                        general partner of AV IV-A and AV IV-B, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
                        DeAngelis,  Garvey and Wood, the general partners of AVP
                        IV,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               989,854  shares,  of which 11,854 are directly  owned by
    WITH                AVP IV,  315,688  are  directly  owned  by AV  IV-A  and
                        662,312  are  directly  owned  by AV IV-B.  AVP IV,  the
                        general partner of AV IV-A and AV IV-B, may be deemed to
                        have sole power to dispose of these shares, and Aragona,
                        DeAngelis,  Garvey and Wood, the general partners of AVP
                        IV,  may be deemed to have  shared  power to  dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      989,854
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 5 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Austin Ventures V, L.P. ("AV V")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,555,894 shares,  except that AV Partners V, L.P. ("AVP
                        V"), the general  partner of AV V, may be deemed to have
                        sole power to vote these shares, and Aragona, DeAngelis,
                        Garvey, John D. Thornton ("Thornton"),  Blaine F. Wesner
                        ("Wesner") and Wood, partners of AVP V, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,555,894 shares, except that AVP V, the general partner
    WITH                of AV V, may be deemed to have sole  power to dispose of
                        these shares, and Aragona, DeAngelis,  Garvey, Thornton,
                        Wesner  and  Wood,  partners  of AVP V, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,555,894
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 6 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Austin Ventures V Affiliates Fund, L.P. ("AV V A")

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        167,686  shares,  except that AVP V, the general partner
                        of AV V A,  may be  deemed  to have  sole  power to vote
                        these shares, and Aragona, DeAngelis,  Garvey, Thornton,
                        Wesner  and  Wood,  partners  of AVP V, may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               167,686  shares,  except that AVP V, the general partner
                        of AV V A, may be deemed to have sole  power to  dispose
                        of  these  shares,  and  Aragona,   DeAngelis,   Garvey,
                        Thornton,  Wesner  and Wood,  partners  of AVP V, may be
                        deemed to have shared power to dispose of these shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      167,686
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 7 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      AV Partners V, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,723,580  shares, of which 1,555,894 are directly owned
                        by AV V and 167,686 are directly owned by AV V A. AVP V,
                        the general partner of AV V and AV V A, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
                        DeAngelis,  Garvey, Thornton,  Wesner and Wood, partners
                        of AVP V, may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,723,580  shares, of which 1,555,894 are directly owned
    WITH                by AV V and 167,686 are directly owned by AV V A. AVP V,
                        the general partner of AV V and AV V A, may be deemed to
                        have sole power to dispose of these shares, and Aragona,
                        DeAngelis,  Garvey, Thornton,  Wesner and Wood, partners
                        of AVP V, may be deemed to have shared  power to dispose
                        of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,723,580
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 8 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Joseph C. Aragona

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        127,473 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,717,834 shares, of which 315,688 are directly owned by
  OWNED BY              AV IV-A,  662,312 are directly owned by AV IV-B,  11,854
    EACH                are  directly  owned by AVP IV,  1,555,894  are directly
  REPORTING             owned by AV V, 167,686 are directly  owned by AV V A and
   PERSON               4,400 are directly  owned by the Sandra & Joseph Aragona
    WITH                Family  Foundation  ("Aragona   Foundation"),   a  Texas
                        non-profit corporation.  Aragona is a general partner of
                        both AV IV, the general  partner of AV IV-A and AV IV-B,
                        and AVP V, the  general  partner of AV V and AV V A, and
                        is a  trustee  of the  Aragona  Foundation,  and  may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        127,473 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,717,834 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,555,894 are directly owned by AV V, 167,686 are directly owned by AV V A and 4,400 are directly owned by the Aragona Foundation. Aragona is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and is a trustee of the
                        Aragona Foundation, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,845,307
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                          Page 9 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Kenneth P. DeAngelis

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        174,138  shares,  of which 73,092 are directly  owned by
                        DeAngelis  and 101,046 are directly  owned by DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,713,434 shares, of which 315,688 are directly owned by
 OWNED BY               AV IV-A,  662,312 are directly owned by AV IV-B,  11,854
   EACH                 are  directly  owned by AVP IV,  1,555,894  are directly
 REPORTING              owned by AV V and 167,686 are directly  owned by AV V A.
  PERSON                DeAngelis  is a  general  partner  of  both  AV IV,  the
   WITH                 general  partner of AV IV-A and AV IV-B,  and AVP V, the
                        general partner of AV V and AV V A, and may be deemed to
                        have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        174,138  shares,  of which 73,092 are directly  owned by
                        DeAngelis  and 101,046 are directly  owned by DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,713,434 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,555,894 are directly owned by AV V and 167,686 are directly owned by AV V A. DeAngelis is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,887,572
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                         Page 10 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Jeffery C. Garvey

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,713,434 shares, of which 315,688 are directly owned by
  OWNED BY              AV IV-A,  662,312 are directly owned by AV IV-B,  11,854
    EACH                are  directly  owned by AVP IV,  1,555,894  are directly
  REPORTING             owned by AV V and 167,686 are directly  owned by AV V A.
   PERSON               Garvey is a general  partner of both AV IV, the  general
    WITH                partner of AV IV-A and AV IV-B,  and AVP V, the  general
                        partner  of AV V and AV V A, and may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,713,434 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,555,894 are directly owned by AV V and 167,686 are directly owned by AV V A. Garvey is a general partner of both AV IV, the general partner of AV IV-A and AV IV-B, and AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,713,434
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                         Page 11 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      John D. Thornton

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        48,161  shares,  of which  3,342 are  directly  owned by
                        Thornton and 44,819 are directly  owned by John Thornton
                        Family   I,  Ltd.   ("Family   I"),   a  Texas   limited
                        partnership,  and Thornton,  the sole general partner of
                        Family I, may be deemed to have sole power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,723,580  shares, of which 1,555,894 are directly owned
  OWNED BY              by  AV V  and  167,686  are  directly  owned  by AV V A.
    EACH                Thornton  is a  general  partner  of AVP V, the  general
  REPORTING             partner  of AV V and AV V A, and may be  deemed  to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        48,161  shares,  of which  3,342 are  directly  owned by
                        Thornton and 44,819 are directly  owned by Family I, and
                        Thornton,  the sole general  partner of Family I, may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,723,580 shares, of which 1,555,894 are directly owned by AV V and 167,686 are directly owned by AV V A. Thornton is a general partner of AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,771,741
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                         Page 12 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Blaine F. Wesner

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        87,877 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            1,723,580  shares, of which 1,555,894 are directly owned
  OWNED BY              by AV V and 167,686 are directly owned by AV V A. Wesner
    EACH                is a general partner of AVP V, the general partner of AV
  REPORTING             V and AV V A, and may be deemed to have shared  power to
   PERSON               vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        87,877 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        1,723,580 shares, of which 1,555,894 are directly owned by AV V and 167,686 are directly owned by AV V A. Wesner is a general partner of AVP V, the general partner of AV V and AV V A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,811,457
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  826919102                                         Page 13 of 19 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      William P. Wood

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        322,618  shares,  of which 222,196 are directly owned by
                        Wood and 100,422  shares are directly owned by Silverton
                        Partners,   L.P.   ("Silverton"),    a   Texas   limited
                        partnership,  and  Wood,  the sole  general  partner  of
                        Silverton,  may be  deemed  to have  sole  power to vote
                        these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,115,781 shares, of which 315,688 are directly owned by
  OWNED BY              AV IV-A,  662,312 are directly owned by AV IV-B,  11,854
    EACH                are  directly  owned by AVP IV,  1,555,894  are directly
  REPORTING             owned by AV V,  167,686  are  directly  owned by AV V A,
   PERSON               397,947 are  directly  owned by his spouse and  children
    WITH                and  4,400   are   directly   owned  by  the   Silverton
                        Foundation,  a Texas non-profit  corporation.  Wood is a
                        general  partner  of AVP IV, the  general  partner of AV
                        IV-A and AV IV-B,  and a partner  of AVP V, the  general
                        partner  of AV V and  AV V A,  and is a  trustee  of the
                        Silverton  Foundation,  and may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        322,618  shares,  of which 222,196 are directly owned by
                        Wood and 100,422 shares are directly owned by Silverton,
                        and Wood, the sole general partner of Silverton,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,115,781 shares, of which 315,688 are directly owned by AV IV-A, 662,312 are directly owned by AV IV-B, 11,854 are directly owned by AVP IV, 1,555,894 are directly owned by AV V, 167,686 are directly owned by AV V A, 397,947 are directly owned by his spouse and children and 4,400 are directly owned by the Silverton
                        Foundation, a Texas non-profit corporation. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and a partner of AVP V, the general partner of AV V and AV V A, and is a trustee of the Silverton Foundation, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,438,399
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

         This statement amends the Statement on Schedule 13G filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures V, L.P., Austin Ventures V Affiliates Fund, L.P., AV Partners V, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.  OWNERSHIP

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

         (a) Amount beneficially owned:

                   See Row 9 of cover  page for each  Reporting Person.

         (b) Percent of Class:

                   See Row 11 of cover page for each  Reporting Person.

         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2003

AUSTIN VENTURES IV-A, L.P.                 /s/ Kevin Kunz
By AV Partners IV, L.P.,                   -----------------------------------------
Its General Partner                        Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES IV-B, L.P.                 /s/ Kevin Kunz
By AV Partners IV, L.P.,                   -----------------------------------------
Its General Partner                        Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


AV PARTNERS IV, L.P.                       /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES V, L.P.                    /s/ Kevin Kunz
By AV Partners V, L.P.,                    -----------------------------------------
Its General Partner                        Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES V AFFILIATES FUND, L.P.    /s/ Kevin Kunz
By AV Partners V, L.P.,                    -----------------------------------------
Its General Partner                        Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


AV PARTNERS V, L.P.                        /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA                          /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                       /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


JEFFERY C. GARVEY                          /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


JOHN D. THORNTON                           /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


BLAINE F. WESNER                           /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact


WILLIAM P. WOOD                            /s/ Kevin Kunz
                                           -----------------------------------------
                                           Signature

                                           Kevin Kunz
                                           Chief Financial Officer/Attorney-In-Fact

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  18

Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                 19

                                    EXHIBIT A

                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Silicon Laboratories Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.